Exhibit 10.3(b)

FORM RESTRICTED STOCK AWARD AGREEMENT
CRYSTAL RIVER CAPITAL, INC.
2005 LONG TERM INCENTIVE PLAN

Restricted Stock Award Agreement

Award No.
You are hereby awarded Restricted Stock subject to the terms and conditions set forth in this Restricted Stock Award Agreement (this “Award Agreement”), and in the Crystal River Capital, Inc. 2005 Long Term Incentive Plan (the “Plan”), which is attached hereto as Exhibit A. You should carefully review these documents, and consult with your personal financial advisor, in order to fully understand the implications of this Award, including your tax alternatives and their consequences.
Terms in this Award Agreement that begin with initial capital letters have the meaning set forth in the Plan, unless otherwise provided in this Award Agreement.
By executing this Award Agreement, you agree to be bound by all of the Plan’s terms and conditions as if they had been set out verbatim in this Award Agreement. In addition, you recognize and agree that all determinations, interpretations, or other actions respecting the Plan and this Award Agreement will be made by the Board of Directors (the “Board”) of Crystal River Capital, Inc. or the Committee pursuant to Section 4 of the Plan, and that such determinations, interpretations or other actions are (unless arbitrary and capricious) final, conclusive and binding upon all parties, including you, your heirs, and representatives.
1. Specific Terms. Your Restricted Stock has the following terms:

Name of Participant
Number of Shares Subject to Award	Shares (the “Restricted Stock”).

Purchase Price per Share (if applicable)

Award Date

Vesting	Your Restricted Stock shall vest in installments at the rate of on each of , , and ; subject in each case to acceleration as provided in the Plan, to the stockholder approval condition set forth in Section 7 below, and to your Continuous Service (or that of a transferee to the extent provided under Section 9 below) not ending before the vesting date.

Transfer of Award	You may transfer your Restricted Stock only pursuant to Section 9 below.

2. Unvested Shares. You are reflected as the owner of record of the Restricted Stock subject to this Award on the Company’s books and records and you may exercise any voting rights as a stockholder of the Company unless and to the extent any Shares are forfeited. The Company will hold the stock certificate for safekeeping until the Restricted Stock subject to this Award becomes vested and nonforfeitable. You must deliver to the Company, as soon as practicable after the Award Date, a stock power, endorsed in blank, with respect to the Restricted Stock subject to this Award. If you forfeit any Restricted Stock subject to this Award, the stock power will be used to return the certificates for the forfeited Restricted Stock to the Company’s transfer agent for cancellation. As the owner of record of the Restricted Stock subject to this Award, you are entitled to all rights of a stockholder of the Company, including the right to vote the Restricted Stock and the right to payment of any cash dividends or other distributions (including those paid in stock) declared or paid following the Award Date and to the extent paid in stock, such stock shall be subject to the same restrictions contained in Section 1, subject in each case to the treatment of the Award upon termination of Continuous Service before the particular record date for determining stockholders of record entitled to payment of the dividend or distribution.
3. Investment Purposes. You acknowledge that you are acquiring your Restricted Stock for investment purposes only and without any present intention of selling or distributing them in violation of the Securities Act of 1933.
4. Issuance of Restricted Stock. All Shares subject to this Award will be issued as of the Award Date, but the stock certificates evidencing the Restricted Stock will include the following legend that will remain in place and effective until all vesting restrictions lapse and new certificates are issued pursuant to Section 5 below:
“The sale or other transfer of the Shares represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain vesting, forfeiture, and transfer restrictions set forth in the Crystal River Capital, Inc. 2005 Long Term Incentive Plan, in the rules and administrative procedures adopted pursuant to such Plan, and in a related Restricted Stock Award Agreement. A copy of the Plan, such rules and procedures, and such Award Agreement may be obtained from the Secretary of Crystal River Capital, Inc.”
5. Lapse of Vesting Restrictions. As vesting restrictions lapse, the Company shall cause certificates for Shares subject to this Award that have vested to be delivered to you, with such legends and restrictions that the Committee determines to be appropriate. New Certificates shall not be delivered to you unless you have made arrangements satisfactory to the Committee to satisfy tax-withholding obligations.
6. Section 83(b) Election Notice. If you make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to the Shares underlying your Restricted Stock Award (a “Section 83(b) election”), you agree to provide a copy of such election to the Company within 10 days after filing that election with the Internal Revenue Service. Exhibit B contains a suggested form of Section 83(b) election.
7. Stockholder Approval Condition. Notwithstanding anything to the contrary contained herein or in the Plan and pursuant to Section 20 of the Plan, this Award is expressly conditioned on the Plan being approved by the stockholders of the Company. Accordingly, no Shares shall be delivered hereunder until such approval has been obtained, and this Award shall become null, void, and of no force or effect if such approval is not received within the period set forth in Section 20 of the Plan.

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8. Designation of Beneficiary. Notwithstanding anything to the contrary contained herein or in the Plan, following the execution of this Award Agreement, you may expressly designate a beneficiary (the “Beneficiary”) to your interest, if any, in the Restricted Stock awarded hereby. You shall designate the Beneficiary by completing and executing a designation of beneficiary agreement substantially in the form attached hereto as Exhibit C (the “Designation of Beneficiary”) and delivering an executed copy of the Designation of Beneficiary to the Company. You may, at any time, change or revoke such designation. A Beneficiary designation, or revocation of a prior Beneficiary designation, shall be effective only if it is made in writing on a form provided by the Company, signed by you and received by the Company. If you do not designate a Beneficiary or the Beneficiary dies prior to having received all Shares due under the Award, such Shares shall be paid to your estate.
9. Transfer. This Award Agreement may not be sold, pledged, or otherwise transferred without the prior written consent of the Committee.
10. Notices. Any notice, payment or communication required or permitted to be given by any provision of this Award Agreement shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, addressed as follows: (i) if to the Company, at the address set forth on the signature page, to the attention of: Board of Directors of Crystal River Capital, Inc.; (ii) if to you, at the address set forth below your signature on the signature page. Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Award Agreement. Any such notice shall be deemed to be given as of the date such notice is personally delivered or properly mailed.
11. Binding Effect. Except as otherwise provided in this Award Agreement or in the Plan, every covenant, term, and provision of this Award Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.
12. Modifications. This Award Agreement may be modified or amended at any time by the Committee, provided that your consent must be obtained for any modification that adversely alters or impairs any rights or obligations under this Award Agreement, unless there is an express Plan provision permitting the Committee to act unilaterally to make the modification.
13. Headings. Section and other headings contained in this Award Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Award Agreement or any provision hereof.
14. Severability. Every provision of this Award Agreement and of the Plan is intended to be severable. If any term hereof is illegal or invalid for any reason, such illegality or invalidity shall not affect the validity or legality of the remaining terms of this Award Agreement.
15. Governing Law. This Award Agreement shall be interpreted, administered and otherwise subject to the laws of the State of New York (disregarding any choice-of-law provisions). Any suit with respect to the Award will be brought in the federal or state courts in the districts which include New York City, New York, and you agree and submit to the personal jurisdiction and venue thereof.
16. Income Taxes and Deferral. You are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with this Award (including any taxes arising under Section 409A of the Code), and the Company shall not have any obligation to indemnify or

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otherwise hold you harmless from any or all of such taxes. The Administrator shall have the discretion to unilaterally modify your Award in a manner that (i) conforms with the requirements of Section 409A of the Code, (ii) that voids any Participant election to the extent it would violate Section 409A of the Code, and (iii) for any distribution election that would violate Section 409A of the Code, to make distributions pursuant to the Award at the earliest to occur of a distribution event that is allowable under Section 409A of the Code or any distribution event that is both allowable under Section 409A of the Code and is elected by the Participant, subject to any second election to defer, provided that the Administrator permits second elections to defer in accordance with Section 409A(a)(4)(C) of the Code. The Administrator shall have the sole discretion to interpret the requirements of the Code, including Section 409A, for purposes of the Plan and your Award.
17. Counterparts. This Award Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute the same instrument.
< signature page follows >

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          BY YOUR SIGNATURE BELOW, along with the signature of the Company’s representative, you and the Company agree that the Restricted Stock is awarded under and governed by the terms and conditions of this Award Agreement and the Plan.

CRYSTAL RIVER CAPITAL, INC.

By:

Name:

A duly authorized Director or Officer

	Address:	Three World Financial Center,
200 Vesey Street, 10th Floor
New York, New York 10281

     The undersigned hereby accepts the terms of this Award Agreement and the Plan.
     Participant:     [PARTICIPANT NAME]

Signature:

Address:

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CRYSTAL RIVER CAPITAL, INC.
2005 LONG TERM INCENTIVE PLAN
Exhibit A
Plan Document

CRYSTAL RIVER CAPITAL, INC.
2005 LONG TERM INCENTIVE PLAN
Exhibit B
Section 83(b) Election Form
Attached is an Internal Revenue Code Section 83(b) Election Form. IF YOU WISH TO MAKE A SECTION 83(B) ELECTION, YOU MUST DO SO WITHIN 30 DAYS AFTER THE DATE THE SHARES OF RESTRICTED STOCK COVERED BY THE ELECTION WERE TRANSFERRED TO YOU. In order to make the election, you must completely fill out the attached form and file one copy with the Internal Revenue Service office where you file your tax return. In addition, one copy of the statement also must be submitted with your income tax return for the taxable year in which you make this election. Finally, you also must submit a copy of the election form to the Company within 10 days after filing that election with the Internal Revenue Service. A Section 83(b) election normally cannot be revoked.

CRYSTAL RIVER CAPITAL, INC.
2005 LONG TERM INCENTIVE PLAN

Election to Include Value of Restricted Stock in Gross Income
in Year of Transfer Under Internal Revenue Code Section 83(b)

     Pursuant to Section 83(b) of the Internal Revenue Code, I hereby elect within 30 days after receiving the property described herein to be taxed immediately on its value specified in item 5 below.
1.	My General Information:

Name:

Address:

S.S.N. or T.I.N.:

2.	Description of the property with respect to which I am making this election:
                                         shares of                       Restricted Stock of Crystal River Capital, Inc.
3.	The Restricted Stock was transferred to me on ___, 20___. This election relates to the 20___ calendar taxable year.

4.	The Restricted Stock is subject to the following restrictions:
The shares of Restricted Stock are forfeitable until they are earned in accordance with Section 8 of the Crystal River Capital, Inc. 2005 Long Term Incentive Plan (“Plan”), the Restricted Stock Award Agreement (“Award Agreement”), or other Award Agreement or Plan provisions. The Restricted Stock generally is not transferable until my interest becomes vested and non-forfeitable, pursuant to the Award Agreement and the Plan.
5.	Fair market value:
The fair market value at the time of transfer (determined without regard to any restrictions other than restrictions which by their terms never will lapse) of the Restricted Stock with respect to which I am making this election is $  per share.

6.	Amount paid for Restricted Stock:
The amount I paid for the Restricted Stock is $  per share.
7.	Furnishing statement to employer:
A copy of this statement has been furnished to my employer,                                         . If the transferor of the Restricted Stock is not my employer, that entity also has been furnished with a copy of this statement.
8.	Award Agreement or Plan not affected:
Nothing contained herein shall be held to change any of the terms or conditions of the Award Agreement or the Plan.
Dated:                      ___, 20___.

Taxpayer

CRYSTAL RIVER CAPITAL, INC.
2005 LONG TERM INCENTIVE PLAN
Exhibit C
Designation of Beneficiary
     In connection with the RESTRICTED STOCK AWARD AGREEMENT (the “Award Agreement”) entered into on ___, 20___between Crystal River Capital, Inc. (the “Company”) and ___, an individual residing at ___(the “Participant”), the Participant hereby designates the person specified below as the beneficiary of the Recipient’s interest in Restricted Stock (as defined in the 2005 Long Term Incentive Plan of the Company awarded pursuant to the Award Agreement. This designation shall remain in effect until revoked in writing by the Recipient.

Name of Beneficiary:

Address:

Social Security No.:

     The Participant understands that this designation operates to entitle the above-named beneficiary to the rights conferred by the Award Agreement from the date this form is delivered to the Company until such date as this designation is revoked in writing by the Participant, including by delivery to the Company of a written designation of beneficiary executed by the Participant on a later date.

Date:

By:
[Participant’s Name]
Sworn to before me this
___day of                     , 20___

Notary Public
County of
State of